Exhibit 10.1

Oceana Partners

CORPORATE FINANCE

December 1, 2006

Mr. Ilan Kenig

Chief Executive Officer

Unity Wireless Corporation

7438 Fraser Park Drive

Burnaby, BC

V5J 5B9 Canada

Dear Ilan,

This engagement letter, which replaces in its entirety any previous engagement letters, shall serve as our agreement (the “Agreement”) under which Oceana Partners, LLC (“Oceana” or the “Advisor”) is retained as a financial advisor to Unity Wireless Corporation (the “Company”). In connection therewith, the parties hereto agree as follows:

1. Information and Coordination.  The Company will supply Oceana with all current publicly disclosed information respecting the Company’s business prospects and operations (the “Information”).  The Company recognizes and confirms that Oceana (a) will use and rely primarily on the Information in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and (c) will not make an appraisal of any assets of the Company or any prospective investors or purchaser of the Offering. To the best of the Company’s knowledge, the Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company shall make available to Oceana and/or shall agree to have professionally prepared at the Company’s expense, all financial statements, marketing materials, subscription documents and other information which, in Oceana’s reasonable judgment, shall be necessary or appropriate.  The Company will promptly notify Oceana if it learns of any material inaccuracy or misstatement in or material omission from, any Information theretofore delivered to Oceana. Advisor will coordinate its activities with the Company regarding the marketing of the securities to investors during the term of this Agreement, as herein defined. The Company will make senior management reasonably available for meetings with prospective investors.

2. Non-Exclusive Engagement. During the Term, Advisor shall serve as the non-exclusive advisor to the Company for purposes of the Company’s capital formation activities. Each potential investor identified by Oceana and listed on Schedule A attached hereto and forming a part hereof, in the Financing is hereafter referred to as an “Oceana Investor.”

3. Term. This Agreement shall become effective on the execution date hereof and, unless previously terminated pursuant to Paragraph 10 below, shall continue in effect until March 31, 2007. (the "Termination Date"). The period from the date hereof until the Expiration Date is hereafter referred to as the “Term.”

4. Compensation.

a.)

In connection with the Financing, on each date on which any equity linked debt securities (convertible debt) is issued to an Oceana Investor and cash is received by the Company, the Company shall pay to Oceana or its designee, in cash, a commission equal to eight percent (8%) of the gross purchase price for the securities. In addition, if the securities are equity linked, the Company shall issue to Oceana, or its designee, common stock purchase warrants (the "Warrants") to purchase ten percent (10%) of the aggregate equity securities issuable upon conversion of the equity linked debt securities at an exercise price per Warrant equal to $.10 per share on such Closing Date. The Warrants shall be exercisable upon issuance, shall expire five years from the Closing Date, unless otherwise extended by the Company.  The Warrants shall also have piggyback and demand registration rights, anti-dilution and such other similar provisions identical to the equity linked securities issued on the Closing Date.

b.)

In connection with the Financing, on each date on which any non-equity linked debt securities (non-convertible debt) is issued to an Oceana Investor and cash is received by the Company, the Company shall pay to Oceana or its designee, in cash, a commission equal to five percent (5%) of the gross purchase price for the securities. In addition, the Company shall issue to Oceana, or its designee, common stock purchase warrants (the "Warrants") to purchase eight percent (8%) of the aggregate equity securities purchasable in the open market (the purchase price equal to 10 day VWAP up to and including closing date of Financing, the “Purchase Price”) with the proceeds of the debt securities at an exercise price per Warrant equal to the Purchase Price. The Warrants shall be exercisable upon issuance, shall expire five years from the Closing Date, unless otherwise extended by the Company, and shall have cashless exercise provisions.  The Warrants shall also have piggyback and demand registration rights, anti-dilution and such other similar provisions identical to the equity linked securities issued on the Closing Date.

c.)

The Company shall have the right to reject in whole or in part any proposed purchaser of the debt securities in its sole and absolute discretion.  In the event that the Company does not accept funds from any Oceana Investor, Oceana shall not be entitled to any commission hereunder relating to such proposed purchaser.

d.)

This agreement shall act as irrevocable payment authorization instructions authorizing the Oceana Investor to wire payment of the cash portion of any fee directly to Oceana on the Closing Date.

5. Retainer.

Oceana shall hereby be paid a retainer fee equal to 400,000 shares of common stock of the Company and warrants to purchase 125,000 shares at $.10, all of which shares shall have piggyback registration rights.

6. Expenses.  Oceana will be promptly reimbursed by the Company for all reasonable and authorized out-of-pocket expenses incurred in connection with its activities hereunder. These expenses may include, but are not limited to, travel and lodging expenses, due diligence and investor meetings and events, expenses to print documents for the Company, and postal expenses incurred for mailing documents, such as materials to investors, for the Company.  Oceana shall not incur any expenses or series of related expenses, subject to reimbursement by the Company hereunder, which are in excess of $250, without obtaining the Company’s prior written approval.

7. Indemnification.  To the extent the Advisor becomes involved in any capacity in any action, claim, proceeding or investigation brought or threatened by any person, including the Company’s stockholders, related to or arising out of or in connection with this Agreement, the Company will promptly reimburse the Advisor for reasonable legal and other expenses as and when they are incurred in connection therewith. The Company will indemnify and hold the Advisor harmless from and against any losses, claims, damages, liabilities or expense to which the Advisor may become subject under any applicable Federal or state law, or otherwise, related to, arising out of or in connection with this Agreement, whether or not any pending or threatened action, claim, proceeding, or investigation giving rise to or on the Advisor’s behalf and whether or not in connection with any action, proceeding or investigation in which the Advisor is a party, except as to that portion of any such loss, claim, damage, liability or expense which is found by a court of competent jurisdiction in a judgment which has become final, in that it is no longer subject to appeal or review, to have resulted from the Advisor’s bad faith or gross negligence. The Advisor agrees to promptly notify the Company of any action, claim, proceeding or investigation with regard to which the Company may be liable for indemnification pursuant to the terms of this Agreement. Neither the termination of this Agreement nor the completion of the services provided hereunder shall affect these indemnification provisions which shall remain operative and in full force and effect.

8. Arbitration. Any dispute between the Company and Oceana shall be subject to binding arbitration before a three-arbitrator panel in accordance with the rules of the American Arbitration Association. Prior to the selection of the arbitrators of the binding arbitration, the parties shall first attempt non-binding mediation before a mediator selected by said Association. In the event the mediator makes a determination and only one of the parties refuses to accept said determination, then the refusing party shall be responsible for all arbitration and attorney’s fees of the other party should the refusing party receive a less favorable result from the binding arbitration, subject however to the discretion of the arbitrators to reallocate these costs if cause is so found by the arbitrators.

9. Amendments This Agreement may only be varied by written agreement between the Advisor and the Company.  All such variations shall only be effective when in writing, signed by the duly authorized representatives of both parties.

10. Termination Subject to Paragraph 7, the provision of services hereunder may be terminated prior to the Termination Date by the Company and/or the Advisor by giving written notice to the other party in the following events:

- force majeure,  defined as a situation which, in the opinion of either party, creates any change or development in existing laws and regulations or in local or international financial, political, military, economic or market conditions or currency exchange rate which is likely to render impossible the Financing and the Sale;

- breach of any commitments hereunder by either party (which is not remedied within 14 days after written notification to such effect);

In the event that the Agreement is terminated prior to the Termination Date because of a breach by the Company, the Company will forthwith pay the Advisor those of its expenses and fees incurred or owing up to the Termination Date.

11. Tail. Within 20 business days of the Termination Date, the Advisor shall deliver to the Company a list identifying all investors that Oceana had solicited in connection herewith (a “Tail Investor”). In the event the Company thereafter receives funding from any Tail Investor or an affiliate thereof, within nine months of the Termination Date (the “Tail Period”), then the Company shall pay the Advisor the fee as described in paragraph 4 (the “Tail Fee”). The Tail Fee shall apply to any Tail Investors, including their affiliates, and to any third party investor introduced to the Company by Tail Investors or affiliates thereof assuming such third party investor was not previously in discussions with the Company before such introduction.

12. Notices. Notices shall be served to the address/fax number of each party set out in this letter (or such other address as any of the parties may notify to the other in writing from time to time). Such notice shall be deemed to be duly given or made when it shall have been delivered by registered mail, courier or fax, which shall be confirmed by registered mail or courier, to the party to which it is required to be given or made.

CONTACT ADDRESSES:

Oceana Partners LLC:

Mr. Courtlandt G. Miller

Oceana Partners LLC

275 Seventh Avenue, Suite 2000

New York, NY 10001

Tel: 212 661-5353

Fax: 646 486-6885

Unity Wireless Corporation:

Mr. Ilan Kenig

Chief Executive Officer

Unity Wireless Corporation

7438 Fraser Park Drive

Burnaby, BC

V5J 5B9 Canada

Tel. (604) 267-2772

Fax  (604) 267-2701

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

14. Miscellaneous.  This Agreement sets forth the understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties with respect to the subject matter hereof.  This Agreement cannot be modified or changed, nor can any of its provisions be waived, except in writing when signed by both parties.

If the foregoing meets with your understanding, kindly acknowledge your acceptance at the place indicated on this letter and on the enclosed copy of this letter.  Please return one of the executed letters to me and keep one for your files.

Sincerely,

Oceana Partners LLC

____________________________

Courtlandt G. Miller

Senior Managing Director

ACCEPTED AND AGREED TO BY:

Unity Wireless Corporation

______________________

Ilan Kenig

Chief Executive Officer

Oceana Partners LLC

275 Seventh Avenue, Suite 2000

New York, New York 10001

Phone (212) 661-5353   Fax (646) 486-6885

Exhibit 10.1

Oceana Partners

CORPORATE FINANCE

Oceana Partners LLC

275 Seventh Avenue, Suite 2000

New York, New York 10001

Phone (212) 661-5353   Fax (646) 486-6885